As filed with the Securities and Exchange Commission on April 23, 2019
Registration No. 333- 226458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEQUANS COMMUNICATIONS S.A.
(Exact name of Registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France
Telephone: +33 1 70 72 16 00
(Address of Principal Executive Offices)

Stock Option Subscription Plan 2018
Restricted Share Award Plan 2018-1
Restricted Share Award Plan 2018-2
BSA 2018-1 (Warrants) Issuance Agreement
BSA 2018-2 (Warrants) Issuance Agreement
BSA (Warrants) Issuance Agreement, Dated June 29, 2018
Restricted Share Award Plan 2018-4
(Full title of the plan(s))

GKL Corporate/Search, Inc.
One Capitol Mall, Suite 660
Sacramento, California 95814
Telephone: +1 916 442 7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John V. Bautista, Esq.
Brett Cooper, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
Telephone: +1 650 614 7400
Facsimile: +1 650 614 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer	☑

Non-accelerated filer		Smaller reporting company	
		Emerging growth company	
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333- 226458) (the “Registration Statement”) of Sequans Communications S.A. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2018. Pursuant to the authority granted by the general meeting of shareholders of the Registrant on June 29, 2018, the board of directors of the Registrant adopted Restricted Share Award Plan 2018-4 on March 26, 2019, which provides for the grant of 129,448 ordinary shares, nominal value €0.02, of the Registrant (“Ordinary Shares”).
In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment is hereby filed to cover the issuance of 129,448 Ordinary Shares pursuant to Restricted Share Award Plan 2018-4.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included with this Registration Statement, by incorporation by reference or otherwise, in accordance with the rules and regulations of the Commission and the instructions to Form S-8.
PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates into this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:
(a)The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 (File No. 001-35135), filed with the Commission on April 12, 2018, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in (a) above; and

(c)The description of the Registrant’s Ordinary Shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-35135), filed with the Commission on April 12, 2011 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Names Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant maintains liability insurance for its directors and officers, including coverage against liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Item 7. Exemption from Registration Claimed.

Not Applicable.
Item 8. Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Orrick, Herrington & Sutcliffe (Europe) LLP
23.1*	Consent of Orrick, Herrington & Sutcliffe (Europe) LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Stock Option Subscription Plan 2018
99.2	Restricted Share Award Plan 2018-1
99.3	Restricted Share Award Plan 2018-2
99.4	BSA 2018-1 (Warrants) Issuance Agreement
99.5	BSA 2018-2 (Warrants) Issuance Agreement
99.6	BSA (Warrants) Issuance Agreement, dated June 29, 2018
99.7*	Restricted Share Award Plan 2018-4
*Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(iv)
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colombes, France, on April 23, 2019.

SEQUANS COMMUNICATIONS S.A.

By:
Name: Dr. Georges Karam
Title: Chairman and Chief Executive Officer

Signature of Authorized U.S. Representative of the Registrant
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sequans Communications S.A. has signed this Registration Statement or amendment thereto in the City of Dallas, State of Texas, on April 23, 2019.

By:	/s/ Nikhil Taluja
Name: Nikhil Taluja
Title: U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe (Europe) LLP

23.1*	Consent of Orrick, Herrington & Sutcliffe (Europe) LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Stock Option Subscription Plan 2018
99.2	Restricted Share Award Plan 2018-1
99.3	Restricted Share Award Plan 2018-2
99.4	BSA 2018-1 (Warrants) Issuance Agreement
99.5	BSA 2018-2 (Warrants) Issuance Agreement
99.6	BSA (Warrants) Issuance Agreement, dated June 29, 2018
99.7*	Restricted Share Award Plan 2018-4

*	Filed herewith.